EXHIBIT 11.1
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                                                     ACCOM, INC.

                               STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                          (In thousands, except share data)
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                                                                               Fiscal Years Ended September 30,
                                                                            1996            1995            1994
                                                                        ------------    ------------    ------------
Historical primary and fully diluted:
 Shares used in calculation of net income (loss) per share:
   Weighted average common stock outstanding                               6,439,272       2,363,545       2,338,578
   Series A preferred stock, if converted                                       --              --         1,478,965
   Net effect of dilutive stock options assumed exercised, based on
     the treasury stock method                                                  --              --           239,238
   Shares related to SAB Nos. 55, 64 and 83:
     Stock Options (1)                                                          --           139,788         186,384
     Series B preferred stock, if-converted                                     --           312,686         416,914
                                                                        ------------    ------------    ------------
                                                                           6,439,272       2,816,019       4,660,079
Net Income (loss)                                                       $   (916,000)   $(10,840,000)   $    918,000
                                                                        ============    ============    ============

Net income (loss) per share                                             $       (.14)   $      (3.85)   $       0.20
                                                                        ============    ============    ============


Pro forma:
 Shares used in calculation of pro forma net income (loss) per share:                      2,363,546       2,338,578
   Weighted average common stock outstanding                                               1,577,931       1,478,965
   Series A preferred stock, if converted
   Net effect of dilutive stock options assumed exercised, based on
      the treasury stock method                                                                 --           239,238
   Shares related to SAB Nos. 55, 64 and 83:
     Stock Options (1)                                                                       139,788         186,384
     Series B preferred stock, if-converted                                                  312,686         416,914
                                                                                        ------------    ------------
                                                                                           4,393,951       4,660,079
Net Income (loss)                                                                       $(10,840,000)   $    918,000
                                                                                        ============    ============

Pro forma net income (loss) per share                                                   $      (2.47)   $       0.20
                                                                                        ============    ============
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(1)      Assumed  exercise of stock options  granted  during the 12 months ended
         September 1995, and purchase of treasury stock at the assumed IPO Price applied retroactively for all periods presented.
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